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                                                                    Exhibit 99.1

                [Annuity and Life Re (Holdings), Ltd. Letterhead]

FOR IMMEDIATE RELEASE

CONTACT: Jay Burke
         Annuity and Life Re (Holdings), Ltd.
         441-296-7667

ANNUITY & LIFE RE REPORTS REDUCTION IN YEAR-END COLLATERAL OBLIGATIONS THROUGH TRANSACTION WITH XL CAPITAL

Hamilton, Bermuda, January 2, 2003, 9:30 AM, ET - Annuity and Life Re (Holdings), Ltd. (NYSE: ANR) today announced that its subsidiary, Annuity and Life Reassurance, Ltd., reached an agreement with a subsidiary of XL Capital Ltd ("XL") pursuant to which the Company has transferred certain blocks of life reinsurance business to XL, enabling the Company to satisfy a substantial portion of the collateral requirements under its reinsurance contracts. Under the agreement with XL, the Company has transferred five blocks of life reinsurance business to XL, which has in turn entered into a 50% quota share reinsurance contract with the Company with respect to four of those blocks of business. In addition to certain expenses associated with completing this transaction, the Company expects to record a non-cash charge in the fourth quarter of 2002 of at least $20 million in connection with the write down of deferred acquisition costs associated with the contracts transferred to XL. Following the transfer of these blocks of life reinsurance to XL, the Company expects to have approximately $125 billion of in-force life reinsurance as of December 31, 2002. In an effort to further reduce the Company's year-end collateral requirements, the Company and XL have also discussed the assumption by XL of certain additional small blocks of life reinsurance subject to the completion of due diligence by XL and other conditions.

The agreement with XL provides that XL will receive an additional payment of $5 million if, during the next 18 months, the Company receives new capital funding of at least $35 million and the Company's stock price trades at or above $5.00 per share for a period of 20 out of any 30 consecutive trading days. In connection with the transaction, the Company's collateral funding facility has been terminated and the Company has repaid the amounts it owed under that arrangement. The transaction was reviewed and approved by a special committee of disinterested directors.

Frederick S. Hammer, non-executive Chairman of the Board of Directors of the Company and Co-Chairman of its Transition Committee, commented "This transaction, together with other actions taken by the Company in the fourth quarter, is an important first step in our continuing efforts to stabilize our business and address the challenges that confront us. The transaction with XL will allow the Company to meet a substantial portion of its year-end collateral obligations and to reduce those obligations in future periods on satisfactory terms. In addition to the collateral requirements associated with the additional blocks of life reinsurance the Company has discussed transferring to XL, we continue to negotiate with one of our ceding companies regarding the satisfaction of its year-end collateral requirements, which such ceding company has indicated are approximately $50 million. During 2003, the Company will continue its efforts to raise capital and otherwise address the ongoing collateral requirements of its business."

Annuity and Life Re (Holdings), Ltd. provides annuity and life reinsurance to insurers through its wholly owned subsidiaries, Annuity and Life Reassurance, Ltd. and Annuity and Life Reassurance America, Inc.


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The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by the Company or on its behalf. All statements which address operating performance, events, or developments that the Company expects or anticipates may occur in the future are forward-looking statements. These statements are made on the basis of management's views and assumptions; as a result, there can be no assurance that management's expectations will necessarily come to pass. Management cautions that actual results could differ materially from those expressed or implied in forward-looking statements. Important factors that could cause the actual results of operations or financial condition of the Company to differ include, but are not necessarily limited to, the Company's ability to attract and retain clients; a decline in the Company's financial ratings; the Company's ability to underwrite business; the Company's ability to raise sufficient capital to meet the collateral requirements associated with its current business and to fund the Company's continuing operations or to reduce or otherwise satisfy its collateral obligations through novations, recaptures or otherwise; changes in market conditions, including changes in interest rate levels; the ability of the Company's cedents to manage successfully assets they hold on the Company's behalf; unanticipated withdrawal or surrender activity; changes in mortality, morbidity and claims experience; the Company's success in managing its investments; the competitive environment; the impact of recent and possible future terrorist attacks and the U.S. government's response thereto; the loss of a key executive; regulatory changes (such as changes in U.S. tax law and insurance regulation which directly affect the competitive environment for the Company's products); and a prolonged economic downturn. Investors are also directed to consider the risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission. The Company does not undertake to update any forward-looking statement that may be made from time to time by or on behalf of the Company.